CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our Auditor's Report for the fiscal year ended December 31, 2002 to the Registration Statement on Form S-4 of Global Internet Communications Inc. (incorporated in the Province of British Columbia, Canada).

We hereby consent to the incorporation of our Auditor's Report for the fiscal year ended February 28, 2003 to the Registration Statement on Form S-4 of Global Internet Communications Inc. (incorporated in the State of Nevada, U.S.A.).

We hereby further consent to the reference to our firm under the caption "Experts" in the Registration Statement.

/s/ "Manning Elliott"

MANNING ELLIOTT
Chartered Accountants
Vancouver, British Columbia
July 29, 2003